Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-207397) pertaining to the 2016 Equity Incentive Plan of Red Rock Resorts, Inc. of our reports dated March 1, 2018, with respect to the consolidated financial statements and schedule of Red Rock Resorts, Inc., and the effectiveness of internal control over financial reporting of Red Rock Resorts, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017.
/s/ Ernst & Young LLP
Las Vegas, Nevada
March 1, 2018